EXHIBIT 11.1


                        OSTEOTECH, INC. AND SUBSIDIARIES
                   COMPUTATION OF PRIMARY NET INCOME PER SHARE



                                                                Three Months                         Six Months
                                                               Ended June 30,                      Ended June 30,
                                                    ------------------------------------- -------------------------------------
                                                                                          -----------------   ------------------
                                                         1997                1996            1997                   1996
                                                                    ----------------------                 ---
   -----------------------------------------------------------------   ---------------------------------------------------------

   Net income                                            $1,403,000            $202,000         $2,235,000             $373,000
                                                   ============================================================================

   Shares used in computing net income per share:

     Weighted average Common shares
      outstanding                                         7,950,510            7,760,941         7,926,274            7,662,884

     Weighted average Common shares
      issuable upon the exercise of
      outstanding stock options and
      warrants                                            1,705,928            1,587,724         1,738,652            1,693,852

     Application of assumed
      proceeds towards repurchase
      of outstanding Common shares
      using the Treasury Stock
      method                                               (974,556)(a)       (1,029,642)(a)  (1,042,451)(b)       (1,002,573)(b)
                                                   --------------------------------------------------------------------------------

         Shares used in computation                       8,681,882            8,319,023         8,662,475            8,354,163
                                                   =============================================================================

   Primary net income per share                                $.16                  $.02             $.26                 $.04
   =============================================================================================================================


     a) Computed using assumed proceeds of $8,441,602 and average market value of $8.66 in 1997 and proceeds of $7,242,503 and an average market value of $7.03 in 1996.

     b) Computed using assumed proceeds of $8,581,460 and an average market value of $8.23 in 1997 and proceeds of $7,322,793 and an average market value of $7.30 in 1996.


                                      E-41